EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-221301 and Form S-8, Nos. 333-188767, 333-178388, and Post-Effective Amendment No. 1 thereto, Nos. 333-204355, 333-225141, and 333-225134) of WPX Energy, Inc., of our report dated February 6, 2020, with respect to the consolidated financial statements of Felix Energy Holdings II, LLC, and its subsidiaries as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, appearing in this Current Report on Form 8-K/A dated March 12, 2020.

/s/ Moss Adams LLP

Denver, Colorado

March 12, 2020